Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

December 1, 2005

For more information, contact:

Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

American Equity Announces Proposed Public Offering of Common Stock

WEST DES MOINES, Iowa (December 1, 2005) — American Equity Investment Life Holding Company (NYSE: AEL) announced today that it intends to offer 13,000,000 shares of common stock in a public offering pursuant to an effective shelf registration statement.  The company also expects to grant the underwriters an option to purchase an additional 1,950,000 shares of common stock to cover over-allotments, if any.  All shares are being sold by American Equity Investment Life Holding Company.

Raymond James & Associates, Inc. will act as the sole book running and joint lead manager for the offering.  Other joint lead managers will be Friedman, Billings, Ramsey & Co., Inc. and SunTrust Robinson Humphrey and co-managers for the offering will include Oppenheimer & Co. Inc.

A shelf registration statement relating to these shares was originally filed on November 15, 2005, and has since been declared effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Any offer, if at all, will be made only by means of a prospectus forming a part of the effective registration statement and an accompanying prospectus supplement.

A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission.  When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained by contacting: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: Andrea Borum.

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and life insurance products, with a primary emphasis on the sale of fixed rate and index annuities.  The company’s headquarters are located at 5000 Westown Parkway, West Des Moines, Iowa, 50266.  The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding American Equity Investment Life Holding Co.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the most recently ended fiscal year.

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